Exhibit 99.1

ZILA, INC.	NEWS

5227 North 7th Street       Phoenix, Arizona 85014       (602) 266-6700       Fax (602) 234-2264       www.zila.com

For Immediate Release: 10/14/04	Contact: Andrew A. Stevens (602) 266-6700

Zila Reports Fourth Quarter and FY2004 Financial Results

PHOENIX, AZ – October 14, 2004 – Zila, Inc. (NASDAQ: ZILA) announced its financial results for the quarter and fiscal year ended July 31, 2004. Highlights of those results are as follows:

•	Revenues for fiscal 2004 grew 5% to $49.4 million compared to fiscal 2003. Excluding sales of discontinued saw palmetto products from both fiscal 2004 and 2003, total Company net revenues increased 13%. Fourth quarter revenues declined 7% to $11.1 million, reflecting fiscal 2003 sales of saw palmetto products and the loss of the principal customer of our Innovative Swab Technologies, Inc. subsidiary (“IST”). Excluding sales from IST and discontinued saw palmetto products, fourth quarter revenues increased 21% over the fourth quarter of fiscal 2003.

•	Revenues from Zila’s popular enhanced vitamin products, Ester-C® and the recently introduced Ester-E®, increased 24% for the full year of 2004, and 33% in the fourth quarter of fiscal 2004 compared to the respective periods of fiscal 2003.

•	Zila completed fiscal 2004 with a net loss of $0.10 per diluted share, including a loss of $0.01 per share for the fourth quarter. Excluding a non-cash $289 thousand asset value impairment charge, Zila was profitable in the fourth quarter of fiscal 2004.

•	Earnings before interest, taxes, depreciation and amortization (“EBITDA”) were negative $1.4 million for fiscal 2004 and positive $400 thousand for the fourth quarter. (See the reconciliation of EBITDA to Loss before Accounting Change below.)

•	Cash and cash equivalents at July 31, 2004 were $12.2 million, including restricted cash of $0.5 million, which approximates our cash position of $12.4 million at the close of the third quarter on April 30, 2004, and which also included restricted cash of $0.5 million.

Doug Burkett, Ph.D., Zila’s Chairman, President and CEO, said, “In fiscal 2004, we adapted to changing conditions and new opportunities, resulting in revenue growth and positive fourth quarter EBITDA even as we increased funding for our phase III clinical program over fiscal 2003. As we enter fiscal 2005, Zila is better positioned than ever to apply the advantages of our superb products and unique patent-protected technologies for an intensive push toward growth of our products and commercialization of OraTest®.”

Zila’s strategy remains to grow its nutraceutical and pharmaceutical products by increasing investment in building brand equity for today’s products and improving the market potential of future products. Zila plans to develop, test and launch new Ester-brand products, OraTest® and other Zila® Tolonium Chloride products, while improving its existing products to appeal to a larger customer base.

Zila Nutraceuticals

Net revenues for the Nutraceuticals Business Unit increased 10% to $32.4 million in fiscal 2004 compared to fiscal 2003. For the quarter, revenues increased 9% to $8.4 million. Ester-C® revenues increased 25% in the U.S. and 18% overall in fiscal 2004 compared to fiscal 2003. Excluding sales of discontinued saw palmetto products from both years, net revenues for the Nutraceuticals Business Unit increased by 24% in fiscal 2004 and by 33% in the fourth quarter over the comparable periods of 2003.

Key developments for the Nutraceuticals Business Unit include:

•	another year of strong, double digit Ester-C® growth;

•	the launch of Ester-E® as a companion product for the highly successful Ester-C® enhanced vitamin supplement;

•	negotiation of new three-year ascorbic acid supply contracts at prices comparable to Zila’s historical costs, which improved overall margins in the fourth quarter; and

•	expansion of Zila’s production facilities for Ester products, including creation of an Ester-E® production line and a 30% increase in Ester-C® capacity.

Sales of Zila’s Ester-brand products continue to be driven principally by increased radio and television advertising support, including a 34% increase in fiscal 2004 marketing spending over fiscal 2003.

Cost of products sold as a percentage of net revenues for the Nutraceuticals Business Unit decreased significantly in the fourth quarter and for all of fiscal 2004. Saw palmetto sales in fiscal 2003 were essentially at breakeven, depressing overall margins.

Zila Pharmaceuticals

Net revenues for the Pharmaceuticals Business Unit decreased 4% to $17.0 million for fiscal 2004. Excluding revenues from IST in fiscal 2003 and 2004, Pharmaceutical revenues declined 8% in the fourth quarter, primarily related to lower sales of Peridex® to wholesalers.

During fiscal 2004, a contract with the major customer of IST ended, leading to a sharp decline in revenues from that unit. Zila had earlier announced plans to sell IST, but in September reversed that decision, citing the possibility of using its swabs in a forthcoming product Zila is developing. However, the company recorded a non-cash asset impairment charge of $289 thousand during the fourth quarter of 2004.

Key events for the Pharmaceutical Business Unit in fiscal 2004 include:

•	stabilizing Zilactin® sales, including a 4% increase in sales of these cold and canker sore products in the fourth quarter and slight annual growth for the first time in several years over the same period of fiscal 2003;

•	strengthening Peridex® potential and dental office sales with new dispensing options for dentists; and

•	a new, disciplined marketing effort for ViziLite®, yielding improving sales trends, and the creation of a new ADA reimbursement code for ViziLite® exams.

Zila Biotechnology

Operating expenses for the Biotechnology Business Unit were $7.3 million in fiscal 2004, a 35% increase from fiscal 2003. Operating expenses were $2.0 million for the fourth quarter of fiscal 2004, an 11% increase from the quarter ended July 31, 2003. Expenses for the phase III clinical program related to the OraTest® product increased $1.9 million, or 52%, during fiscal 2004.

Key events for the Biotechnology Business Unit include:

•	the development of an improved OraTest® regulatory and commercialization strategy;

•	changing to a new review group at the FDA;

•	submission of our formal clinical program and supporting documents to the FDA;

•	renegotiation of the agreement with Quintiles Transnational Corp., our clinical research organization, in anticipation of improvements in the clinical program; and

•	evaluation of other potential applications of Zila® Tolonium Chloride.

In connection with our dialogue with the FDA, we have proposed modifications to the current OraTest® clinical program aimed at reducing its overall duration and total cost. It is our goal to include the evaluation of OraTest® in the accurate identification of severe dysplasia (pre-cancer) in addition to carcinoma in-situ and invasive carcinoma (cancer) as acceptable clinical endpoints in the modified program. It is also our objective to collect data in an incremental population of individuals at high risk of oral cancer (primary cancer screening) while still reducing the cost and duration of the current clinical program. If this program modification is allowed by the FDA and the clinical objectives are achieved, it may also permit enlargement of the post-approval target population and the marketable claims for OraTest®.

We assimilated and implemented the FDA’s non-binding comments to our proposed program modifications and we formally submitted the required protocols and supporting documents to the FDA for their review. We are awaiting the FDA’s input regarding our submission. In the meantime, we continue to collect data from our current clinical trial and prepare for execution of the modified program.

To that end, we have restructured our biotechnology unit and have recently added several new Zila employees, transitioning from a team that was focused on development of our improved regulatory strategy to one that is more experienced in the implementation and execution of our strategy and the approval of new drugs at the FDA.

Fiscal 2004

Net revenues for the fiscal year ended July 31, 2004 increased 5% to $49.4 million from $47.1 million for the comparable period of fiscal 2003, primarily on continued growth of Ester-C® sales. Gross profit increased to $30.0 million for the year ended July 31, 2004 from $27.2 million for fiscal 2003; and gross profit as a percentage of net revenues increased to 61% from 58%. Net income decreased to a loss of $4.4 million, or 10 cents per share, in fiscal 2004 from positive $7.2 million, or 16 cents per share, in fiscal 2003.

Significant items that affect comparisons of fiscal 2004 versus fiscal 2003 results include:

•	$14.8 million in net gains in fiscal 2003 from the settlement of a contract with the company’s former contract research organization;

•	a $4.1 million charge in fiscal 2003 for the cumulative effect of a change in accounting principle;

•	a $470 thousand gain in fiscal 2004 arising from the sale of the Company’s headquarters building; and

•	increases in operating expenses in fiscal 2004 over fiscal 2003, including $2.3 million in additional marketing and selling expense, and $1.8 million in additional research and development expense.

Conference Call

Zila, Inc. will host a conference call to discuss these results tomorrow at 9 a.m. EDT, or 6 a.m. PDT. To participate, call (800) 810-0924 up to ten minutes before the scheduled start of the conference call and ask for the Zila conference call. Participants calling from outside the United States should dial (913) 981-4900. A tape replay of the call will be available beginning two hours after the call through Thursday, October 21, 2004 by dialing (888) 203-1112 and giving the conference ID number 871196. Participants calling from outside the United States for the replay should dial (719) 457-0820. The call will be broadcast over the Internet. To connect, enter ZILA at http://www.opencompany.info or follow links at http://www.zila.com or http://www.irbyctc.com. Investors should go to the website prior to the call to download any necessary audio software.

About Zila

Zila, Inc., headquartered in Phoenix, is an innovator in preventative healthcare technologies and products, focusing on enhanced body defense and the detection of pre-disease states. Zila has three business units:

•	Zila Nutraceuticals, manufacturer and marketer of Ester-C® and Ester-E®, branded, highly effective forms of vitamins C and E.

•	Zila Pharmaceuticals, marketer of superior products to promote oral health and prevent oral disease, including ViziLite® oral examination kits, Peridex® prescription periodontal rinse and Zilactin® OTC oral care products.

•	Zila Biotechnology, a research, development and licensing business specializing in pre-cancer/cancer detection through its patented Zila® Tolonium Chloride and OraTest® technologies.

For more information about Zila, visit www.zila.com.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based largely on Zila’s expectations or forecasts of future events, can be affected by inaccurate assumptions and are subject to various business risks and known and unknown uncertainties, a number of which are beyond the Company’s control. Therefore, actual results could differ materially from the forward-looking statements contained herein. A wide variety of factors could cause or contribute to such differences and could adversely impact revenues, margins, profitability, cash flows and capital needs, the continuation of the operational and financial turnaround, the ability of the Company to achieve break-even or positive EBITDA and appreciation in the market value of Zila’s common stock. Such factors include, but are not limited to: increased competition from current competitors and new market entrants; the Company’s ability to gain or expand distribution within new or existing channels of trade and the market acceptance of the ViziLite® and Ester-E® products and the future gross margins for such products. There can be no assurance that the Company will be able to secure insurance reimbursement for ViziLite® under the newly established ADA code. A wide variety of factors will impact the length, size and expense of the OraTest® clinical program; the FDA’s ultimate decision regarding the OraTest® product; the limitations on the indicated uses for the OraTest® product; and the ultimate market reception of the OraTest® product. There can be no assurance that the forward-looking statements contained in this press release will, in fact, transpire or prove to be accurate. For a more detailed description of these and other cautionary factors that may affect Zila’s future results, please refer to Zila’s Report on Form 10-K for its fiscal year ended July 31, 2004, filed with the Securities and Exchange Commission.

ZILA, INC. AND SUBSIDIARIES
Income Statement (Unaudited)
(in thousands — except for per share data)

	Three months ended		Twelve Months ended
	July 31,		July 31,
	2004	2003	2004	2003
Net Revenues	$11,121	$11,970	$49,428	$47,107
Operating Costs and Expenses:
Cost of Products Sold	4,127	5,823	19,436	19,896
Marketing and Selling	1,501	1,442	12,152	9,852
General and Administrative	3,065	3,148	12,974	12,692
Severance and Related Charges	53	12	350	1,322
Research and Development	1,647	1,396	5,979	4,146
Impairment of Assets	289	141	289	141
Depreciation and Amortization	582	600	2,671	2,417

	11,264	12,561	53,851	50,465
Loss from Operations	(142)	(591)	(4,423)	(3,359)
Other Income (Expense):
Gain on Asset Sale	—	531	470	531
Interest Income	32	2	109	15
Interest Expense	(88)	(115)	(342)	(390)
Contract Settlement Gain, Net of Related Expenses	—	14,844	—	14,844
Other Expense	(40)	1	(150)	(94)

	(96)	15,263	88	14,906
Income (Loss) Before Taxes and Accounting Change	(238)	14,672	(4,335)	11,548
Income Tax Benefit (Expense)	(2)	(188)	(2)	(188)

Income (Loss) from Continuing Operations	(240)	14,484	(4,337)	11,360
Income from Discontinued Operations	—	10	—	10

Income (Loss) Before Accounting Change	(240)	14,494	(4,337)	11,370
Cumulative Effect of Accounting Change	—	—	—	(4,084)

Net Loss	(240)	14,494	(4,337)	7,285
Preferred Stock Dividends	(10)	(10)	(39)	(39)

Net Income (Loss)
Attributable to Common Shareholders	$(250)	$14,484	$(4,376)	$7,246

Basic and Diluted Net Income (Loss) Per Common Share:
Income (Loss)
Before Accounting Change	$(0.01)	$0.32	$(0.10)	$0.25
Accounting Change	—	—	—	(0.09)

Net Income (Loss)	$(0.01)	$0.32	$(0.10)	$0.16

Weighted Average Number of Shares Outstanding
Basic and Diluted	45,444	45,147	45,334	45,115
EBITDA Reconciliation (in thousands):
Income (Loss) before Accounting Change	$(240)	$14,484	$(4,337)	$11,360
Depreciation and Amortization	582	600	2,671	2,417
Interest Expense	(88)	(115)	(342)	(390)
Interest Income	32	2	109	15
Income Tax Benefit (Expense)	(2)	(188)	(2)	(188)

EBITDA	$400	$15,385	$(1,431)	$14,339

BALANCE SHEET DATA
(in thousands)

	July 31	July 31
	2004	2003

CURRENT ASSETS	$28,617	$32,482
ASSETS HELD FOR SALE	1,506	2,844
PROPERTY — NET	8,116	8,163
INTANGIBLES — NET	23,464	23,973
OTHER	406	1,558

TOTAL ASSETS	$62,109	$69,020

CURRENT LIABILITIES	$7,463	$10,780
LIABILITIES RELATED TO ASSETS HELD FOR SALE	233	764
LONG TERM LIABILITIES	4,185	3,728
EQUITY	50,228	53,748

TOTAL LIABILITIES AND EQUITY	$62,109	$69,020